PRICING SUPPLEMENT NO. 10A DATED            REGISTRATION STATEMENT NO. 333-71850
FEBRUARY 15TH, 2002 (TO PROSPECTUS              FILED PURSUANT TO RULE 424(b)(2)
SUPPLEMENT DATED NOVEMBER 6, 2001 AND
PROSPECTUS DATED OCTOBER 25, 2001)

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES", WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

Agent: Credit Suisse First Boston Corporation

Principal Amount:                  10MM Additional        Optional Conversion:                     N/A

Price To Public:                   100.00%                Optional Repayment Date:                 Non Call/ Life

Underwriting Discount:             N/A

Percentage To Issuer:              100.00%                Business Day Jurisdiction:               New York

Settlement Date                    February 25,2002       Initial Redemption Percentage:           N/A
(Original Issue Date):

Specified Currency:                US Dollar              Initial Redemption Date:                 N/A

Authorized Denomination:           $1,000 and integral    Annual Redemption                        N/A
                                   multiples thereof      Percentage Reduction:


                                                          Optional Extension of Maturity:

Maturity Date:                     February 15,2007       Form of Note:                            Book Entry

Fixed Rate or Floating Rate Note:  Floating Rate Note

Initial Interest Rate:             TBD

Interest Rate Basis:                3 MONTH LIBOR

Maximum/Minimum                    N/A                    Initial Interest Reset Date:         May 15th 2002
 Interest Rate:                                           Interest Reset Date(s):
                                                                                               The 15th of each
                                                                                               February, May,
                                                                                               August, November
                                                                                               and maturity.

Spread to Index:                   +50 basis points

First Coupon:                      TBD

Interest Payment Date:             Quarterly. Pays the    Specify if Note is indexed,              N/A
                                   15TH  of each          renewable, dual currency,
                                   February, May,         amortizing, or OID, if applicable:
                                   August, November and
                                   maturity. Subject to
                                   the modified
                                   following business
                                   convention.

Interest Determination Date:       Quarterly 2 London     Day Count:                               ACT/360
                                   business days prior
                                   to interest pay date.
                                   Telerate page 3750.
                                                          CUSIP:                                   22541FCA2
First Interest Payment Date:       May 15th 2002

Settlement:                        DTC #355

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                           CREDIT SUISSE FIRST BOSTON